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                                                                     EXHIBIT 5.1

                            [LETTERHEAD OF HOWARD
                                             RICE
                                       NEMEROVSKI
                                           CANADY
                                             FALK
                                         & RABKIN]




                                                 August 18, 1995




The Charles Schwab Corporation
101 Montgomery Street
San Francisco, California 94014

Ladies and Gentlemen:

       You have requested our opinion as counsel for The Charles Schwab Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the public offering by the Company of up to $100,000,000 of debt securities (the "Debt Securities").

       We have examined the Company's Registration Statement on Form S-3 in the form to be filed with the Securities and Exchange Commission on or about August 18, 1995 (the "Registration Statement"). We further have examined the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware, the Bylaws and the minute books of the Company, the Senior Indenture and Senior Subordinated Indenture entered into as of July 15, 1993 by and between the Company and Chemical Bank as trustee (each, an "Indenture") and the form of Underwriting Agreement between the Company and the underwriters named therein. In addition, we have examined such corporate records, certificates and other documents (of which we are aware) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

       Based on the foregoing examination, we are of the opinion that, when the issuance of Debt Securities has been duly authorized by appropriate corporate action and the Debt Securities have been duly completed, executed, authenticated
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The Charles Schwab Corporation
August 18, 1995
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and delivered in accordance with the relevant Indenture and sold as described in the Registration Statement, any amendment thereto, the prospectus and any supplement thereto, the Debt Securities will be legal, valid and binding obligations of the Company entitled to the benefits of such Indenture.

       In connection with this opinion we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, records and certificates we have reviewed; (d) the due authorization, execution and delivery on behalf of the respective parties thereto of the documents referred to herein and, except for the Debt Securities, the legal, valid and binding nature thereof with respect to such parties; and (e) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. We have not independently verified such assumptions.

       We express no opinion as to laws other than the substantive laws of the State of California (without regard to conflicts-of-laws or choice-of-law principles), the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case to the extent applicable and not excepted from the scope of the opinions expressed above.

       Our opinion that any document is legal, valid and binding is qualified as to the effects of:

         (a) bankruptcy, reorganization, fraudulent transfer or conveyance, moratorium, insolvency or other similar laws or court decisions relating to or affecting the rights of creditors generally;

         (b) equitable principles of general applicability (including, without limitations, concepts of materiality, reasonableness, good faith and fair dealing, equitable subordination and the possible unavailability of specific performance or injunctive relief), regardless of whether codified by statute;

         (c) the unenforceability of any indemnity obligation imposed or undertaken by the Company, to the extent that such obligation does not

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The Charles Schwab Corporation
August 18, 1995
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        satisfy the requirements of Section 2772 et seq. of the California Civil
                                                 -- ---
        Code and judicial decisions thereunder or otherwise violates public policy;

          (d) the unenforceability of provisions purporting to require the award of attorneys' fees, expense or costs, where such provisions do not satisfy the requirement of Section 1717 et seq. of the California Civil
                                                -- ---
        Code and judicial decisions thereunder or otherwise violates public policy;

          (e) the unenforceability, under certain circumstances, of provisions that contain a waiver of (i) broadly or vaguely stated rights, (ii) the benefits of statutory, regulatory or constitutional rights, unless and to the extent the statute, regulation or constitution explicitly allows waiver, (iii) unknown future defenses, and (iv) rights to damages; and

          (f) the unenforceability, under certain circumstances, of provisions of agreements to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or another remedy.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name whenever it appears in the Registration Statement, any amendment thereto, the prospectus and any supplement thereto.

                                                Very truly yours,

                                                HOWARD, RICE, NEMEROVSKI,
                                                CANADY, FALK & RABKIN
                                                A Professional Corporation

                                                By /s/ Horace L. Nash
                                                   -----------------------------
                                                       Horace L. Nash